EXHIBIT 10.47

***Omitted Information Denoted by Asterisks (***) Has Been Separately Filed with the Commission and is Subject to a Confidential Treatment Request***

                       CODEVELOPMENT AND LICENSE AGREEMENT

         THIS CODEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is entered into and effective this 29th day of December 1995, by and between HOUSTON BIOTECHNOLOGY INCORPORATED, a Delaware corporation located in The Woodlands, Texas ("Licensor"), and SANTEN PHARMACEUTICAL CO., LTD., a company located in Osaka, Japan ("Licensee").

                                   WITNESSETH:

         WHEREAS, Licensor is the exclusive worldwide licensee of certain patent rights owned by Baylor College of Medicine ("Baylor") pursuant to an agreement between Licensor and Baylor dated as of June 19, 1984 (the "Baylor License"), all of which patent rights are described on Schedule A hereto (collectively, the "Patent Rights").

         WHEREAS, Licensor has developed a product coming within such Patent Rights, the 4197X-RA Immunotoxin (the "Immunotoxin"), for the treatment and prevention of secondary cataract (or lens capsule opacification), has developed technical know how related to the manufacture, testing, formulation, packaging and administration of the Immunotoxin, has conducted and is conducting preclinical and clinical trials with the Immunotoxin, and is developing the Immunotoxin for the purpose of obtaining marketing approval of the U.S. Food and Drug Administration (the "FDA") and similar agencies in major countries around the world.

         WHEREAS, Licensee desires to obtain from Licensor a nontransferable, exclusive license under the Patent Rights and to use the Licensed Know How and to sell the Licensed Product in the Licensed Territory (as those terms are hereinafter defined), and Licensor is willing to grant such license to Licensee subject to the terms and conditions of this Agreement;

         WHEREAS, Licensee has the experience and technical know how to conduct preclinical and clinical studies with respect to the Licensed Product, to obtain government approvals for the sale of the Licensed Product and effectively to exploit the Licensed Product in the Licensed Territory;

         WHEREAS, Licensor and Licensee desire to enter into this Agreement to define the terms and conditions on which Licensor will license the Licensed Product under the Patent Rights and Licensed Know How to Licensee;

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

                                 1. DEFINITIONS

         Whenever used in this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Affiliate" shall mean any person or entity that controls, is controlled by, or is under common control with, any other person or entity. For purposes of this definition, "control" means beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or equity of such entity (or other equivalent ownership interest with respect to an entity other than a corporation).

                  (b) "Bridge Study" shall mean the first human clinical study by Licensor using the Refined Immunotoxin, as further described on Schedule B to this Agreement as modified, amended or updated by Licensor from time to time.

                  (c) "Improvement" shall mean any development by Licensor or Licensee, including know how, that enhances the effectiveness of the Licensed Product, other than manufacturing process improvements, and excluding distinguishable compounds. For purposes of this Agreement, the Refined Immunotoxin shall constitute an Improvement to the Licensed Product.

                  (d) "Invention" shall mean a patentable discovery related or relating to the Licensed Product made by Licensor or Licensee during the term of this Agreement.

                  (e) "Licensed Indication" shall mean prevention and treatment of secondary cataract and lens capsule opacification.

                  (f) "Licensed Know How" shall mean all information in the possession of Licensor, in addition to the Patent Rights, of benefit to Licensee in the performance of its obligations under this Agreement, whether or not patentable, constituting materials, methods, processes, trade secrets, techniques and data, and which Licensor is free to license or disclose to Licensee without violating existing contractual obligations to third parties, or contractual obligations entered into after the date of this Agreement pursuant to which new information is obtained, licensed or developed; provided, however, Licensed Know How shall not include any information independently developed by Licensee prior to, during or after the term of this Agreement.

                  (g) "Licensed Product" shall mean the Immunotoxin and Improvements thereto (including the Refined Immunotoxin), as further described in Schedule C to this Agreement.

                  (h) "Licensed Territory" shall mean Japan.

                  (i) "Manufacturing Cost" shall mean the fully burdened cost per Unit of manufacturing Licensed Product, calculated by using the direct and indirect cost of labor, materials and overheads computed in accordance with standard cost accounting principles consistently applied, and divided by the number of Units produced.

                  (j) "Milestone Product Development Payments" shall mean the Milestone Product Development Payments made to Licensor by Licensee as described in Section 3.

                  (k) "Net Sales" shall mean the revenues earned by Licensee from Sales of the Licensed Product, net of all applicable discounts, returns and credits in the ordinary course of business. Net Sales does not include any sales, use, VAT or other similar taxes.

                  (l) "Net Sales Price per Unit" shall mean Net Sales divided by the number of Units Sold for comparable periods.

                  (m) "Prime Rate" shall mean the prime lending rate or reference rate announced from time to time by Bank of America.

                  (n) "Product Development Payments" shall mean the Product Development Payments to be made to Licensor by Licensee as described in
         Section 3.

                  (o) "Refined Immunotoxin" shall mean the Immunotoxin in its most refined condition as of the date of this Agreement, as further described in Schedule C to this Agreement.

                  (p) "Sale", "Sold" or "Sell" shall mean the transfer or similar disposition on an arm's-length basis of Licensed Product for value or use of Licensed Product to provide non-experimental services to a third party for a fee determined on an arm's-length basis. Licensed Product shall be considered Sold when invoiced. The use of Licensed Product in clinical trials and for promotional demonstration shall not be considered uses for which a royalty is payable.

                  (q) "Unit" shall mean a single dose of Licensed Product.

                                   2. LICENSE

         2.1 Licensor hereby grants to Licensee an exclusive license under the Patent Rights to use the Licensed Product in clinical trials and for such other purposes as are reasonably necessary to permit Licensee to cause the Licensed Product to be approved for Sale in the Licensed Territory and to Sell directly or indirectly through third party distributors the Licensed Product in the Licensed Territory for the Licensed Indication, and an exclusive license to use the Licensed Know How in the Licensed Territory for the Licensed Indication (the "License").

         2.2 (a) Licensee shall not use the Licensed Product for purposes other than those specifically authorized herein, nor make any Sale of Licensed Product outside the Licensed Territory or other than for the Licensed Indication. All Licensed Product purchased by Licensee shall be purchased exclusively from Licensor.

         (b) Ninety days prior to the start of each quarter, Licensee shall give Licensor written notice of its requirements of Licensed Product for such quarter, and Licensor shall use its commercially reasonable best efforts to provide Licensee with its requirements. In fulfilling its obligations hereunder, Licensor may contract with third parties to manufacture Licensed Product. Licensee agrees to purchase from Licensor all of the Licensed Product it has notified Licensor that it requires.

         (c) In the event Licensor consistently is unable to provide Licensee's requirements of Licensed Product, Licensee shall have the right and license under the Patent Rights to manufacture and have manufactured, the Licensed Product (which shall include the right to use the Licensed Know How in connection with such manufacture), subject to Licensee's obligations to pay royalties to Licensor as provided in Article 4 of the Agreement.

         2.3 Except as otherwise provided in Article 11, the License granted hereby is non-transferable by Licensee, directly or indirectly, and Licensee may not grant any sublicenses of the Licensed Product or the Licensed Know How.

         2.4 During the term of this Agreement so long as Licensee is continuing to make discretionary Milestone Product Development Payments and Product Development Payments for the development of the Licensed Product and so long as Licensee is obligated to make royalty payments under Article 4 of this Agreement, Licensee agrees that it will not, directly or indirectly, for its own account or that of an Affiliate undertake the formulation of clinical programs, conduct clinical trials, attempt to have approved for sale in the Licensed Territory or sell in the Licensed Territory any product for the Licensed Indication comprised of a protein conjugated to a toxin that is selective for and kills or inhibits the proliferation of lens epithelial cells other than the Licensed Product.

         2.5 Licensor hereby grants Licensee a right of access to and use for the purposes of this Agreement of all experimental or other data in the possession of or reasonably available to Licensor which relate in any manner to the Licensed Product, including without limitation, all data which Baylor or Licensor has provided to the FDA or any other state, federal, foreign or local regulatory authority which relate in any manner to the Licensed Product. Licensee hereby grants Licensor a right of access to and use of all experimental or other data in the possession of or reasonably available to Licensee which relate in any manner to the Licensed Product, including without limitation, all data which Licensee has provided to the Japanese Ministry of Health and Welfare ("MHW") or any other regulatory authority which relate in any manner to the Licensed Product. Nothing in this section shall require either Licensor or Licensee to violate any confidentiality or other similar obligation.

         2.6 Licensor shall promptly provide Licensee and shall continue to provide Licensee, during the term of this Agreement, with all requested information relating to (i) pharmacological, toxicological or clinical data,
(ii) formulative or analytical data, and (iii) such other chemical, physical or biological data which Licensor may now or in the future possess or control which relates in any manner to the Licensed Product and which Licensor is permitted to disclose to Licensee.

         2.7 The License granted hereby shall be exclusive only for so long as Licensee continues to make the discretionary Milestone Product Development Payments and Product Development Payments described in Article 3 hereof, and is not otherwise in default under its other obligations hereunder. In addition to any other remedies that Licensor may have hereunder, in the event that Licensee fails to make any Milestone Product Development Payment or Product Development Payment or is otherwise in default hereunder, Licensor may convert the License granted herein to a nonexclusive license.

         2.8 The License granted herein shall be subject to termination only as set forth in Section 9 hereof.


3. LICENSEE'S OPTION TO MAKE MILESTONE PRODUCT DEVELOPMENT PAYMENTS AND PRODUCT CODEVELOPMENT PAYMENTS; LICENSOR'S CLINICAL TRIALS

         3.1 Licensee in its discretion may contribute research and development funds for services for the development of the Licensed Product by making the following Milestone Product Development Payments to Licensor:

                  Milestone 1 Product Development Payments:

                           (a) a payment of $166,667 within five days of the
                  date hereof; and

                           (b) a payment of $166,667 within thirty days of the
                  date hereof; and

                           (c) a payment of $166,667 within sixty days of the
                  date hereof; and

                           (d) a payment of $166,667 within ninety days of the
                  date hereof; and

                           (e) a payment of $83,332 within one hundred twenty
                  days of the date hereof.

                  Licensee shall give Licensor five (5) days advance written notice of its decision not to make any of the foregoing discretionary payments.

                  Milestone 2 Product Development Payments:

                           (f) Within sixty days of the delivery to Licensee of
                  the results of the interim report from the Bridge Study, Licensee in its discretion may pay to Licensor the sum of $1,000,000 as a Milestone Product Development Payment as additional research and development funds for services for the development of the Licensed Product.

                           (g) In the event Licensee does not make the payment
                  described in Section 3.1(f) within sixty days following delivery of the results of the interim report, within thirty days of the time that Licensor enrolls the first patient in Phase III clinical trials on the Licensed Product, Licensee in its discretion may pay to Licensor the $1,000,000 Milestone Product Development Payment.

         3.2 Upon Licensee's giving the five (5) days advance written notice of its decision not to make any of the discretionary Milestone 1 Product Development Payments or its failure to make any of the Milestone 2 Product Development Payments, other than that provided for in Section 3.1(f), when due, Licensor may terminate this Agreement, provided, however, that no termination of this Agreement shall relieve Licensor or Licensee of any of its undischarged obligations to the other.

         3.3 Commencing January 1, 1996, until December 31, 2001, Licensee in its discretion may contribute additional research and development funds for services for the development of the Licensed Product by making quarterly Product Development Payments to Licensor in the amount of $250,000 each. The Product Development Payments shall be due and payable on February 14, May 15, August 15 and November 14 of each year in which such payments are to be made.

         Licensee shall give Licensor sixty (60) days advance written notice of its decision not to make any of the foregoing discretionary payments.

         3.4 Upon Licensee's giving the sixty (60) days advance written notice of its decision not to make any of the discretionary quarterly Product Development Payments provided for in Section 3.3, or its failure to make any of the Product Development Payments when due, Licensor may terminate this Agreement; provided, however, that no termination of this Agreement shall relieve Licensor or Licensee of any of its undischarged obligations to the other.

         3.5 Licensor agrees to use all of the funds received from Licensee as Milestone Product Development Payments and Product Development Payments for the purpose of developing the Licensed Product and obtaining the approval of the FDA and similar agencies in major countries around the world, excluding Japan, for the Licensed Product.

         3.6 Once each calendar quarter, Licensor shall deliver to Licensee a written report as to Licensor's efforts and accomplishments during the preceding quarter, including an accounting of expenditures, in successfully completing its clinical trials for the purpose of obtaining FDA approval for the manufacture, sale and use of the Licensed Product and its plans for the succeeding quarter.

         3.7 Licensee shall be under no obligation to make any of the above mentioned Milestone Product Development Payments or Product Development Payments and all such payments shall be in its discretion; provided, however, that in the event Licensee fails to give the five (5) day notice of its decision not to make any of the Milestone Product Development Payments or the sixty (60) day notice of its decision not to make any of the quarterly Product Development Payments in timely fashion, then Licensee shall become obligated to make that specific and particular payment. In the event Licensee fails to make any of the Milestone Product Development Payments (other than the Milestone 2 Product Development Payment provided for in Section 3.1(f)) or any of the quarterly Product Development Payments then Licensor may convert the License granted herein to a nonexclusive License or terminate this Agreement, provided, however, that no termination of this Agreement shall relieve Licensor or Licensee of any of its undischarged obligations to the other.

                          4. ROYALTY PAYMENTS; REPORTS

         4.1 Commencing six calendar months after the approval by the MHW of a New Drug Application ("NDA") filed by Licensee on the Licensed Product, Licensee shall commence the payment of minimum royalties in the amount of ***CONFIDENTIAL TREATMENT REQUESTED*** payable within forty-five (45) days after the end of each calendar quarter. On a quarterly basis any amounts paid to Licensor pursuant to
Section 4.2 shall be credited against amounts payable to Licensor under this
Section 4.1.

         4.2 Licensee shall pay Licensor an earned royalty in the amount of ***CONFIDENTIAL TREATMENT REQUESTED*** payable within forty-five (45) days after the end of each calendar quarter. Thereafter, the earned royalty rate shall be ***CONFIDENTIAL TREATMENT REQUESTED***

         4.3 The royalties provided for herein shall be payable for so long as the Licensed Product has patent protection in the Licensed Territory, but in no event shall the royalty term be for a period of less than ***CONFIDENTIAL TREATMENT REQUESTED*** Thereafter, all Licenses for Licensed Know How granted hereunder shall be fully paid-up, perpetual and royalty-free with respect to such Licensed Product. If patent protection for the Licensed Product expires in the Licensed Territory prior to the expiration of the foregoing ***CONFIDENTIAL TREATMENT REQUESTED*** period, the royalties payable under this Agreement shall be reduced by ***CONFIDENTIAL TREATMENT REQUESTED***

         4.4 During the Term of this Agreement and for one year thereafter, Licensee shall keep complete and accurate records of its Sales of Licensed Product under the License granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Licensee shall permit Licensor, at Licensor's expense and through an independent auditor subject to an obligation of confidentiality to Licensee, to examine periodically its books, ledgers and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. In the event the amounts due to Licensor are determined to have been underpaid, Licensee shall pay the amount of the underpayment, plus accrued interest from the date such underpayment should have been paid, at the Prime Rate in effect from time to time during such period, plus two percent. In addition, in the event that the amounts due to Licensor are determined to have been underpaid in an amount of 5% or more of the total amounts due, Licensee shall pay the reasonable cost of such examination.

         4.5 Commencing with the first Sale of Licensed Product by Licensee, Licensee shall deliver to Licensor a true and accurate report, giving such particulars of the business conducted by Licensee during the preceding three calendar months under this Agreement as are pertinent to an accounting for payments hereunder. Such report shall include at least (a) Net Sales of Licensed Product (b) the number of Units Sold, (c) the calculation of the Net Sales Price per Unit and (d) the calculation of royalties thereon. The report for each period shall be delivered by Licensee to Licensor at the time each payment of royalties is made.

                    5. CLINICAL TRIALS PERFORMED BY LICENSEE;
                             PERFORMANCE ASSURANCES

         5.1 Promptly on receipt from Licensor of preclinical data and clinical data and Licensed Product, which is sufficient in the reasonable judgement of Licensee for initiating a program of obtaining government approval of the Licensed Product from MHW, Licensee agrees, at its sole cost and expense, to use its reasonable best efforts to formulate such programs, conduct pre-clinical and clinical trials and undertake the necessary development and other work to have the Licensed Product approved for sale in Japan by the MHW.

         5.2 Once each calendar quarter, Licensee shall deliver to Licensor a written report as to Licensee's efforts and accomplishments during the preceding quarter in commercializing the Licensed Product and its plans for the succeeding quarter.

         5.3 In the event Licensee develops any Improvement to the Licensed Product, it shall promptly disclose such Improvement to Licensor. Licensor shall have the nonexclusive right to practice and use such Improvement outside the Licensed Territory only in connection with the Licensed Product and only for use for the Licensed Indication, without additional consideration to Licensee.

         5.4 In the event Licensor develops any Improvement to the Licensed Product, it shall promptly disclose such Improvement to Licensee for use and sale under the License granted in this Agreement.


                      6. TECHNICAL ASSISTANCE FROM LICENSOR

         6.1 Licensor agrees to manufacture and provide to Licensee lots of the Licensed Product at a cost of ***CONFIDENTIAL TREATMENT REQUESTED*** sufficient to permit Licensee to conduct preclinical studies, stability testing and clinical trials and otherwise to develop the Licensed Product in the Licensed Territory in accordance with this Agreement. Payment shall be 50% upon receipt of Licensor's invoice (as estimated by Licensor) and the balance upon delivery of the Licensed Product. Licensor agrees to provide Licensee with technical assistance and to participate in the development of Licensee's development program described in Section 5, and in efficacy analysis design.

         6.2 Licensor and Licensee agree to provide each other with a written report describing the development data and the results obtained from their respective development programs not less frequently than quarterly. During and after the termination of their respective programs, Licensor and Licensee agree to report promptly to the other any information which could affect governmental approvals of the sale of Licensed Product in the United States or Japan.

                 7. SALES PRICE OF LICENSED PRODUCT TO LICENSEE

         7.1 Licensor agrees to use its commercially reasonable best efforts to manufacture or cause to be manufactured and sell to Licensee Licensee's total requirements for Licensed Product. Licensor shall manufacture and package the Licensed Products in conformance with the established specifications therefor, including Licensee's packaging and labeling requirements; providing that any additional cost caused by Licensee's packaging and labeling requirements shall be reimbursed to Licensor by Licensee.

         7.2 Licensor will sell Licensed Product in final packaged form to Licensee at a price per Unit ***CONFIDENTIAL TREATMENT REQUESTED***

         7.3 Licensee shall order the Licensed Product by submitting written purchase orders to Licensor. Licensor shall ship the Licensed Product to Licensee F.O.B. the delivery point in the United States, within sixty (60) days of the date of Licensee's order, or, if applicable, on the date mutually agreed to between the parties. Title to and risk of loss of Licensed Product shall pass from Licensor to Licensee at the Delivery Point.

         7.4 All Licensed Product delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Licensor's standard shipping cartons, marked for shipment to Licensee's designated delivery point in the purchase order. Unless otherwise instructed in writing by Licensee, Licensor shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be borne and paid by Licensee. Licensee shall bear all applicable taxes, duties, and similar charges that may be assessed against the Licensed Product after delivery to the carrier.

         7.5 No earlier than shipment of the Licensed Product, Licensor shall invoice Licensee for the Licensed Product shipped. Payment shall be due no later than thirty (30) days after the date of Licensor's invoice.

         7.6 The terms and conditions of this Article 7 shall govern the sale of Licensed Product by Licensor to Licensee, and no additional or conflicting terms contained in any purchase orders, invoices or similar documents shall have any force or effect.

                                  8. INVENTIONS

         8.1 Any Invention invented by Licensor shall be the exclusive property of Licensor and shall be licensed to Licensee without additional cost, other than the obligation to make earned royalty payments with respect to Licensed Product under this Agreement.

         8.2 Any Invention invented by Licensee shall be the property of Licensee. Licensee shall promptly notify Licensor of the existence of any Invention invented by Licensee. In the event Licensee elects not to obtain patents on such Invention outside the Licensed Territory, it shall provide Licensor the right and opportunity to do so in the name of Licensee and at Licensor's expense prior to any disclosure thereof. In the event Licensee (or Licensor, as permitted herein) seeks patent protection for such Invention outside of the Licensed Territory, Licensee shall grant Licensor an irrevocable, royalty free, nonexclusive, worldwide (except for the Licensed Territory) license to make, use and sell such Invention only as such Invention may be incorporated into the Licensed Product and only for the Licensed Indication.

                                 9. TERMINATION

         9.1 This Agreement shall continue in full force and effect until terminated in accordance with a provision of this Section 9.

         9.2 This Agreement shall terminate automatically on the written agreement of Licensor and Licensee to do so.

         9.3 This Agreement shall terminate automatically upon the termination of the Baylor License.

         9.4 In the event that either Licensor or Licensee shall commit a Material Breach (as hereinafter defined) of the terms and conditions of this Agreement, and shall fail to cure such Material Breach within sixty days of written notice thereof (except in the case of a Material Breach described in clause (i) below, with respect to which no notice of breach shall be required and such Material Breach shall be actionable unless cured within five days from the date on which performance is required), the nondefaulting party may, at its option, and without limiting the other remedies available to such party, terminate this Agreement by sending written notice of termination to the defaulting party. For the purposes of this Agreement, a Material Breach shall be
(i) the failure of a party to pay sums owed to another party hereto when such payment is due; (ii) the breach by a party hereto of a covenant, representation or warranty contained herein, which breach has a material adverse effect on the ability of the breaching party to perform its obligations hereunder; or (iii) the breach by a party hereto of a covenant, representation or warranty contained herein, which breach deprives the nonbreaching party hereto of a material benefit afforded such nonbreaching party under this Agreement.

         9.5 Licensor may terminate this Agreement in the event that Licensee has notified Licensor of its intention to terminate its obligation to make or has failed to make Milestone Product Development Payments or Product Development Payments by delivering to Licensee written notice of termination.

         9.6 In the event of termination of the Agreement for any reason whatsoever, neither Licensor nor Licensee shall thereby be discharged from any liability or obligation to the other which became due or payable prior to the effective date of such termination.

         9.7 In the event of termination of the Agreement by Licensor on account of Licensee's breach of this Agreement and failure to cure such breach:

                  (a) If Licensee then possesses Licensed Product or has accepted orders therefor, Licensee shall have the right to sell its inventories thereof and market such fully manufactured Licensed Product in order to fulfill such accepted orders, subject to the obligation of Licensee to pay Licensor the earned royalty therefor as provided in
         Section 4 of this Agreement;

                  (b) Subject to Section 9.7(a) Licensee shall discontinue the use, marketing and sale of Licensed Product, and Licensee shall immediately discontinue use of the words "Baylor" and "Baylor College of Medicine" or any language which would connect sales of product by Licensee with or imply the sponsorship of Baylor, except that packaging and advertising material may be used for products permitted to be sold under Section 9.7(a); and

                  (c) All rights licensed by Licensor to License hereunder shall revert to Licensor, and Licensee agrees to execute all instruments necessary and desirable to revest said rights in Licensee.

         9.8 In the event of a Material Breach of this Agreement by Licensor and failure to cure such Material Breach within the period provided in Section 9.4, Licensee may, to the exclusion of its other remedies hereunder, terminate this Agreement and on such termination, Licensee's Licenses hereunder shall become fully paid-up, perpetual and royalty free.

         9.9 This Agreement shall not terminate in the event of the acquisition of Licensor by a third party or the sale by Licensor of substantially all of its assets.

                        10. INFRINGEMENT BY THIRD PARTIES

         10.1 Licensor and Licensee each shall have the right to protect the rights to the Licensed Products, Patent Rights and Licensed Know How granted herein.

         10.2 When either Licensor or Licensee becomes aware that a third party is or may be substantially infringing the Licensed Products, Patent Rights and Licensed Know How, Licensor or Licensee as the case may be, shall give the other written notice thereof, which notice shall fully describe the actual or potentially infringing actions by such third party.

         10.3 Within a reasonable period of time following the receipt of the notice described in Section 10.2, Licensor and Licensee agree to consult with one another in an effort to determine whether a reasonably prudent person would institute litigation to enforce the Licensed Products, Patent Rights and Licensed Know How in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against Licensor or Licensee, the diversion of human and economic resources, the impact of any possible adverse outcome on Licensor or Licensee and the effect any publicity might have on Licensor and Licensee and the respective reputations and goodwill of Licensor and Licensee). If after such consultation the parties have not reached agreement as to a course of action, either Licensor or Licensee may file suit or take other appropriate actions to enforce the Licensed Product, Patent Rights and Licensed Know How licensed hereunder on behalf of itself and the other party hereto.

         10.4 Unless the parties otherwise agree, money damages recovered for an infringement shall be applied first towards the repayment of the expenses incurred by the party bringing and maintaining the action or otherwise terminating the infringement, including, without limitation: sums paid on account of out-of-pocket expenses (including without limitation attorneys' fees and all related costs). Any additional money damages will divided two-thirds to the party bringing and maintaining the action and one-third to the other party.

         10.5 In any enforcement action, including a suit or dispute involving an infringement the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit against the infringer, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like which are in its possession.

         10.6 In the event Licensor determines not to institute litigation against a third party substantially infringing the Licensed Products, Patent Right and Licensed Know How, or institutes such litigation unsuccessfully, then Licensor and Licensee shall consult with one another and agree upon an appropriate reduction of the royalties provided in Article 4 to compensate Licensee for any diminution in value of its rights under this Agreement.

                                 11. ASSIGNMENT

         11.1 This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, Licensor agrees not to unreasonably withhold its consent to an assignment by Licensee to any financially responsible Affiliate of Licensee (which thereafter shall have sole liability hereunder) which expressly assumes all of the obligations and liabilities of Licensee under this Agreement, and provided further, that Licensor may assign this Agreement without the consent of Licensee if such assignment is a part of the sale or other disposition of substantially all of the assets of Licensor. Licensor may assign its rights to receive payments hereunder.

                        12. PATENT AND TRADEMARK MARKINGS

         12.1 Licensee shall not remove any patent notices affixed to the Licensed Product by Licensor.

         12.2 Licensee shall at all times recognize, respect, and protect the Licensor's right of total ownership in the trademarks pertaining to the Licensed Product that Licensor will adopt and notify to Licensee (but subject to any then existing trademark rights of Licensee or any third party) (the "Trademarks") in the Licensed Territory and elsewhere and shall not in any way derogate, diminish or weaken Licensor's sole property rights in the Trademarks. Licensee shall not attack or contest the ownership, validity or enforceability of the Trademarks and Licensee shall not register or attempt to register any Trademark in any country.

         12.3 Should the laws and regulations of the Licensed Territory invest Licensee with any property rights in any Trademark, Licensee shall properly, freely, and cooperatively relinquish and assign to Licensor any and all rights upon termination of this Agreement for any reason, without recourse or cost to Licensor, and shall thereafter refrain from any further usage of the Trademark.

         12.4 Should Licensor decide to apply for the registration of one or more of the Trademarks in any part or all of the Licensed Territory, Licensor shall duly notify Licensee in writing. Licensee shall execute any documents requested by Licensor to assist in the registration of the Trademarks.

         12.5 In the event the Trademarks used by Licensor on the Licensed Product are in the reasonable judgment of Licensee, offensive or objectionable, Licensee shall not be obligated to place the Trademarks on the Licensed Product or use the Trademarks in connection with the Licensed Product.

         12.6 Licensee shall be free to use its own trademarks on the Licensed Product ("Santen Trademarks"), which Licensor shall affix to the Licensed Product in accordance with Licensee's instructions when manufacturing and packaging the Licensed Product for Licensee.

                               13. INDEMNIFICATION

         13.1 Licensee shall hold harmless and indemnify Licensor and its Affiliates, officers, directors, employees and agents (collectively, "Licensor Indemnified Persons") from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property arising from or related to the exercise or practice of the License granted hereunder by Licensee or its officers, employees, agents or representatives; provided, however, that the following is excluded from Licensee's obligation to indemnify and hold harmless the Licensor Indemnified Persons:

                  (a) the negligence of any Licensor Indemnified Person, including resulting injury or property damage;

                  (b) the willful malfeasance of any Licensor Indemnified
         Person;

                  (c) the failure of Licensor to manufacture the Licensed Product to its designed specifications; or

                  (d) any claims that the Licensed Product or Licensed Know How infringes or otherwise violates the proprietary rights of any third party.

         13.2 Licensor shall hold harmless and indemnify Licensee and its Affiliates, officers, directors, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property arising from or related to:

                  (a) the negligence of any Licensor Indemnified Person, including resulting injury or property damage;

                  (b) the willful malfeasance of any Licensor Indemnified
         Person;

                  (c) any Material Breach (or any claimed act or omission that would constitute a Material Breach) by Licensor of any of the terms and conditions of this Agreement, including without limitation any Material Breach of Licensor's representations or warranties under this Agreement; or

                  (d) any claims that the Licensed Product infringes or otherwise violates the proprietary rights of any third party.

         13.3 Licensor and Licensee each agree to maintain policies of product liability insurance covering their respective roles in the design, manufacture and sale of Licensed Product, in such amounts as they may agree from time to time.

                            14. USE OF BAYLOR'S NAME

         14.1 Licensee shall not use any trademark, service mark, trade name, or the name of "Baylor" or "Baylor College of Medicine" for advertising or other purposes, without prior express written consent of Baylor.

                          15. CONFIDENTIAL INFORMATION

         15.1 Licensor and Licensee each agree that all information contained in documents marked "confidential" that are furnished by one party to the other for purposes of this Agreement shall be received in strict confidence, be used only for the purposes of this Agreement, and not be disclosed by the recipient party (except as required by law or court order) its agents or employees without the prior written consent of the other party, unless such information:

                  (a) was in the public domain at the time of disclosure;

                  (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

                  (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it, without obligation of confidentiality;

                  (d) was independently developed by the recipient party prior to the time of disclosure; or

                  (e) is required to be submitted to a government agency pursuant to any preexisting obligation.

         15.2 Each party's obligation of confidentiality hereunder shall be fulfilled by using reasonable measures, but no less than the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall apply to each disclosure for the term of this Agreement and for three years thereafter.


                         16. WARRANTIES AND DISCLAIMERS

         16.1 Licensor hereby represents and warrants to Licensee:

                  (a) Licensor is a corporation, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The execution, delivery and authority to execute and deliver this Agreement have been duly authorized by all necessary action on the part of Licensor.

                  (c) Licensor has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (d) Except as set forth herein, Licensor has not encumbered, restricted, transferred or otherwise burdened the Patent Rights in the Licensed Territory for the Licensed Application.

                  (e) Licensor's audited financial statements present fairly, in all material respects, the financial position of Licensor as of the date thereof in conformity with generally accepted accounting principles.

                  (f) Licensor shall manufacture the Licensed Product in material conformance with all laws, ordinances and regulations applicable thereto, and in material conformance with Good Manufacturing Practices as established by the FDA.

                  (g) All rights licensed to Licensor by third parties and necessary for Licensee to exercise the Licenses granted under this Agreement are in current force and effect. Licensor covenants and agrees to use commercially reasonable best efforts to maintain all such third party licenses in full force and effect during and after the term of this Agreement as necessary for Licensee to exercise its rights hereunder.

         16.2 Except as otherwise provided in this Agreement, Licensor hereby disclaims and negates any and all warranties, whether express or implied, with respect to the Licensed Product or any rights hereunder transferred, including but not limited to, any IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

         16.3 Licensor shall fulfill all governmental formalities with respect to exportation of Licensed Product and tangible materials embodying or reflecting same from the United States.

                                   17. GENERAL

         17.1 This Agreement constitutes the entire and only agreement between the parties with respect to the subject matter hereof, and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

         17.2 Any notice required by this Agreement may be given by Express Mail or other recognized courier services and shall be effective on the date the notice is scheduled by the transmitting agent for delivery to the addressee. In the case of Licensor, notice must be addressed to:

                           Houston Biotechnology Incorporated
                           3608 Research Forest Drive
                           The Woodlands, Texas  77381
                           Attn.:  Mr. J. Russell Denson
                                   President and Chief Executive Officer

         In the case of Licensee, notice must be addressed to:

                           Santen Pharmaceutical Co., Ltd.
                           9-19 Shimoghinjo 3-chome
                           Higashi Yodogawa-ku
                           Osaka, Japan
                           Attn.:  Mr. T. Morita
                                   President

         The parties may change notice addresses from time to time under the terms of this notice provision. Actual notice shall always be effective at the time received, irrespective of means of transmission.

         17.3 Licensee shall comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

         17.4 This Agreement shall be construed and enforced in accordance with the laws of New York. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by final and binding arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three. The place of arbitration shall be New York, New York and shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in the English language.

         17.5 Failure of a party hereto to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

         17.6 Headings included herein are for convenience only and shall not be used to construe this Agreement.

         17.7 If any provisions of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

         17.8 All payments made hereunder shall be made in United States Dollars and shall be made after deduction of all taxes required to be withheld. Licensee shall furnish Licensor with an appropriate withholding certificate or receipt to evidence payment of such taxes. Currency conversion rates shall be those quoted from time to time by Bank of America for the purchase of United States Dollars, and the exchange rate used shall be the rate quoted on the date payment is made. Any payments not made when due shall bear interest at the Prime Rate, plus two percent (2%).

         17.9 It is agreed that the relationship of the Licensee to Licensor in the performance of this Agreement is as an independent licensee and that the Licensee is not an agent of Licensor. Licensee agrees to refrain from representing itself as being the agent of Licensor in performing or acting pursuant to this Agreement. Licensee shall not have the power or authority to bind or otherwise commit Licensor and shall not attempt to do so.

         17.10 Nothing contained herein shall be construed to limit the right of Licensor to have the Licensed Product manufactured in Japan without breaching the terms of this Agreement.

ENTERED INTO AND EFFECTIVE AS OF THE DATE SET FORTH ABOVE.

                                 HOUSTON BIOTECHNOLOGY INCORPORATED

                                 By: /s/ J. RUSSELL DENSON
                                         J. Russell Denson
                                         President and Chief Executive Officer


                                 SANTEN PHARMACEUTICAL CO., LTD.

                                 By: /s/ T. MORITA
                                         T. Morita
                                         President